UNITED STATES

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Barnes & Noble, Inc.

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Barnes & Noble Founder Len Riggio Sends Letter to Shareholders

Provides Perspective on Company’s Growth Opportunities, Strategic Review Process and Proxy Contest

Three of Four Proxy Advisory Firms Support Barnes & Noble

Board Urges Shareholders to Vote the WHITE Proxy Card Today

New York, NY (September 21, 2010) - Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today announced that Len Riggio, the Company’s founder and Chairman sent a letter to Barnes & Noble shareholders in connection with the Company’s Annual Meeting on September 28, 2010. The letter provides Mr. Riggio’s perspective on Barnes & Noble’s growth opportunities, the strategic review process, and the precatory shareholder proposal submitted by Ronald Burkle’s investment vehicle, The Yucaipa Companies, to amend the Company’s Shareholder Rights Plan.

The Company also announced that Glass Lewis, PROXY Governance, and Egan-Jones, three of the four leading proxy advisory firms, have rejected Yucaipa’s nominees. In addition, Glass Lewis, PROXY Governance and Egan-Jones have concluded, along with the Delaware Court of Chancery, that Barnes & Noble’s Shareholder Rights Plan is a reasonable protection for shareholders against the threat that Yucaipa and Aletheia could form a control bloc without paying a premium to shareholders.

The text of the letter follows:

September 21, 2010

Dear Fellow Shareholder:

For the past six weeks your mailboxes have been full of letters urging you to vote your shares in favor of the company, or in favor of Mr. Burkle of Yucaipa. They are referred to as “fight letters,” and they often live up to the promise. For myself and the good people of Barnes & Noble it is a fight we did not ask for, and do not deserve.

In previous letters we have spelled out our position in great detail, including our belief that Mr. Burkle and Aletheia are engaged in an ill-disguised attempt to gain control of Barnes & Noble without offering our shareholders a fair premium. 1 After Yucaipa and Aletheia accumulated in total approximately 34% of the company’s voting stock, Yucaipa cried foul when we stopped it from continuing to acquire stock and gain absolute control by implementing a shareholder rights plan. Not to be denied, Yucaipa initiated a costly lawsuit to overturn our plan and was resoundingly rebuffed by the Court for what the judge described as a “threat that the corporation’s stockholders would relinquish control through a creeping acquisition without the benefit of receiving a control premium.”2 Yucaipa lost the lawsuit on every claim.

Barnes & Noble, Inc. September 21, 2010	Page 2

In this proxy contest, Yucaipa is attempting to weaken our shareholder rights plan, and as a result we have had no choice but to point out the many companies Mr. Burkle has exerted influence over, a number of which have later encountered severe financial distress, including bankruptcy.3 His protests about Barnes & Noble’s stock price ring hollow when you look at Burkle’s investment in Source Interlink, a company that filed for bankruptcy just two years after a review of strategic alternatives led by Yucaipa or A&P whose stock price has declined over 25% since he began exerting influence over management. Need I mention K-Mart and Fleming, which went bankrupt following Yucaipa’s investments?

We urge you to reject Mr. Burkle’s attempts by voting in favor of the company’s slate, and against his efforts to undercut our shareholder rights plan.

As you well know, the book industry – as well as all industries that deal with printed matter – is undergoing a rapid transformation. Rather than trying to stem the inevitable march of technology, we view this development as an enormous opportunity for Barnes & Noble; first to continue to gain our share as the world’s largest retail booksellers, second to use our storefronts to sell digital devices, and finally to profit greatly from our growing digital business. In fact, in the eleven months since we launched our e-Reading platform, we have already attained a 20% share of the digital marketplace for books. This compared to our 18% share of the physical book space. And we’re just getting started. Speaking for myself, I’ve never been more excited about our prospects since the first day we opened our doors in 1965.

Unfortunately, two major shareholders – Yucaipa and Aletheia – have decided that Barnes & Noble is their next target. We believe that Yucaipa will stop at nothing to gain control over our company without paying all of our shareholders a fair premium, including attempting to inject itself into the sale process that is currently being overseen by a Special Committee of independent directors.

In my view, voting with the company in this important proxy contest provides a better opportunity to build and deliver greater shareholder value. By voting with the company, you vote in support of the leadership team which created the number one bookseller in all the world, and one of the most admired retailers in America.

Thank you for your continued support.

/s/

Len Riggio

Chairman of the Board of Directors of Barnes & Noble, Inc.

Barnes & Noble, Inc. September 21, 2010	Page 3

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 456-3422

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Gold proxy card sent to you by Burkle and Yucaipa.

Important Information and Certain Information Regarding Participants

On August 25, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2010 Annual Meeting and has mailed the definitive proxy statement to its stockholders. The definitive proxy statement contains information regarding the names, affiliations and interests of Barnes & Noble’s directors, its director nominees and certain of its officers that may be deemed, along with Barnes & Noble, to be participants in the solicitation of Barnes & Noble’s stockholders in connection with its 2010 Annual Meeting. Security holders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Security holders may obtain a free copy of the definitive proxy statement and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov, at Barnes & Noble’s website at www.barnesandnobleinc.com and from Barnes & Noble by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

Safe Harbor

This communication contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service,

Barnes & Noble, Inc. September 21, 2010	Page 4

effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, effects of the company’s evaluation of strategic alternatives and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 717 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 633 college bookstores serving nearly 4 million students and faculty members at colleges and universities across the United States. Barnes & Noble is the nation’s top bookseller brand for the seventh year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features more than one million titles in its eBookstore (www.bn.com/ebooks). Through Barnes & Noble’s NOOKTM eReading product offering, customers can buy and read eBooks on the widest range of platforms, including NOOK eBook Readers, devices from partner companies, and hundreds of the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

NOOK™, NOOKstudy™, LendMe™, Read In Store™, More In Store™ and Lifetime Library™ are trademarks of Barnes & Noble, Inc.

Other trademarks referenced in this release are the property of their respective owners.

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[1]

Yucaipa has reserved in its SEC filings the right to make a proposal to acquire all of Barnes & Noble’s shares and propose other M&A transactions involving Barnes & Noble. In addition, Yucaipa notified Barnes & Noble that it requested U.S. antitrust clearance which would permit Yucaipa to acquire 100% of the stock of Barnes & Noble. While Yucaipa’s nominees, if elected, would constitute a minority of the Board, the Board believes Yucaipa’s proposal to elect its nominees, together with its precatory shareholder proposal to weaken the Shareholder Rights Plan, are part of a larger effort to obtain control of the Company.

[2]	Delaware Court of Chancery Opinion, p. 3.
[3]	See Definitive Additional Solicitation Materials filed by Barnes & Noble on September 13, 2010.